Exhibit 99.1

Wynn Resorts, Limited Reports First Quarter Results

LAS VEGAS, May 5, 2009 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2009.

Net revenues for the first quarter of 2009 were $740.0 million, compared to $778.7 million in the first quarter of 2008. The revenue decline was driven primarily by 8.7% lower revenues at Wynn Macau.

Consolidated adjusted property EBITDA (1) decreased 19.9% to $158.5 million for the first quarter of 2009, compared to $197.8 million in the first quarter of 2008.

On a US GAAP (Generally Accepted Accounting Principles) basis, net loss for the quarter was $33.8 million, or ($0.30) per diluted share, compared to net income of $46.7 million, or $0.41 per diluted share in 2008.  Adjusted net loss in the first quarter of 2009 was $30.1 million, or ($0.27) per diluted share (adjusted EPS)(2) compared to an adjusted net income of $78.2 million, or $0.69 per diluted share in the first quarter of 2008.

Las Vegas First Quarter Results

Our results of operations for the periods presented are not comparable as the three months ended March 31, 2009 includes Encore at Wynn Las Vegas, which opened on December 22, 2008. The prior year quarter includes only Wynn Las Vegas.

For the quarter ended March 31, 2009, our Las Vegas operations generated adjusted property EBITDA of $43.9 million, compared to $68.4 million in the first quarter of 2008, with a 15.1% EBITDA margin on net revenue. The EBITDA decline was primarily driven by higher operating expenses associated with the opening of Encore.

Net casino revenues in the first quarter of 2009 were $117.5 million, compared to $125.1 million for the first quarter of 2008. Table games drop was $520.0 million, with win per table per day (before discounts) of $4,404, compared to drop of $533.3 million and win per table per day of $8,632 in the first quarter of 2008. Table games win percentage of 17.7% was below the property’s expected range of 21% to 24% and the 19.9% in the first quarter of 2008. Slot machine handle of $919.2 million was 2.5% above the comparable period of 2008 and win per unit per day was $179, compared to a win per unit per day of $227 in the first quarter of 2008. The reduction in win per table and win per unit is due primarily to the addition of 97 tables and 857 slot machines with the opening of Encore.

Gross non-casino revenues for the quarter were $228.4 million, a 13.3% increase from the first quarter of 2008, driven primarily by higher hotel and food and beverage revenues resulting from the opening of Encore. Hotel revenues were up 20.6% to $85.1 million during the quarter, versus $70.6 million in the first quarter of 2008 due to the addition of 2,034 suites at Encore. Our Las Vegas operations achieved an Average Daily Rate (ADR) of $222 for the quarter, compared to $298 in the first quarter of 2008. Our occupancy was 89.5%, compared to 95.8% during the prior year period, generating revenue per available room (REVPAR) of $199 in the 2009 period (30.3% below the first quarter of 2008 of $285).

Food and beverage revenues increased 25.6% to $96.9 million in the quarter as a result of the additional 12 food and beverage outlets located in the Encore expansion. Retail revenues were $19.6 million in the quarter, compared to $22.6 million, a 13.5% decline resulting primarily from reduced consumer spending in the first quarter of 2009. Entertainment revenues decreased $6.4 million (33.3%) from the first quarter of 2008 primarily due to the closure of the Spamalot production show in July 2008.

Macau First Quarter Results

In the first quarter of 2009, net revenues were $448.7 million compared $491.5 million in the first quarter of 2008. Wynn Macau generated adjusted property EBITDA of $114.6 million, compared to $129.4 million in the first quarter of 2008.

Table games turnover in the VIP segment was $10.7 billion for the period, compared to $14.8 billion for the first quarter of 2008. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the first quarter of 2009 was 3.6%, higher than the 3.0% experienced in the 2008 period and above the expected range of 2.7% to 3.0%.

Table games drop in the mass market category was approximately $502.3 million during the period, a 15.3% decrease from $592.7 million in the first quarter of 2008.  Mass market table games win percentage (calculated before discounts) of 22.1% was above our expected range of 18% to 20% and higher than the 19.7% experienced in the first quarter of 2008.

Slot machine win increased 41.2% compared to the first quarter of 2008 and win per unit per day was $440, 42.0% higher than in the first quarter of 2008.

Wynn Macau achieved an Average Daily Rate (ADR) of $268 for the quarter of 2009, compared to $276 in the first quarter of 2008. The property’s occupancy was 83.3%, compared to 88.5% during the prior year period, generating revenue per available room (REVPAR) of $223 in the 2009 period, 8.6% below 2008 levels of $244.

Encore at Wynn Macau

Construction continues on a further expansion of Wynn Macau. Encore at Wynn Macau is expected to open in 2010, adding a fully-integrated resort hotel to Wynn Macau with approximately 400 luxury suites and four villas, along with restaurants, retail and gaming space. The current project budget is approximately $700 million.

As of March 31, 2009, we have incurred $254.6 million associated with the construction of Encore at Wynn Macau.

Other Factors Affecting Earnings

Interest expense, net of $2.4 million in capitalized interest, was $57.0 million for the first quarter of 2009. Depreciation and amortization expenses were $101.5 million and we had no pre-opening expenses. Corporate expense and other was $13.4 million in the first quarter, including $5.4 million in stock based compensation. Property charges of $16.5 million are primarily related to the write-off of aircraft purchase deposits.  Our first quarter 2009 tax expense of $15.9 million reflects additional reserves against deferred tax assets which are not directly related to our first quarter operating results.

Balance Sheet and Capital Expenditures

Our total cash balances on March 31, 2009 were $1.7 billion. Total debt outstanding at the end of the quarter was $4.8 billion, including approximately $2.8 billion of Wynn Las Vegas debt, $1.6 billion of Wynn Macau debt and $375 million outstanding under the Wynn Resorts Term Loan Facility.

Capital expenditures during the first quarter of 2009 of approximately $185 million included the payment of certain construction payables and retention associated with Encore at Wynn Las Vegas and ongoing construction of Encore at Wynn Macau.

On March 20, 2009, the Company completed a secondary common stock offering of 11,040,000 shares with net proceeds of $202.3 million.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, May 5th, 2009 at 8:00 a.m. PT (11:00 a.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) to adjusted net income (loss), and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income (loss).

(2) Adjusted net income (loss) is net income (loss) before pre-opening costs, property charges and other non-cash non-operating income and expenses.  Adjusted net income (loss) and adjusted net income (loss) per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income (loss) and adjusted net income (loss) per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008

Operating revenues:
Casino	$541,654	$591,771
Rooms	98,406	85,262
Food and beverage	109,591	91,065
Entertainment, retail and other	63,132	68,154
Gross revenues	812,783	836,252
Less: promotional allowances	(72,828)	(57,546)
Net revenues	739,955	778,706

Operating costs and expenses:
Casino	376,505	388,378
Rooms	24,956	20,331
Food and beverage	59,988	51,671
Entertainment, retail and other	36,017	44,617
General and administrative	93,493	79,262
Provision for doubtful accounts	3,894	11,522
Pre-opening costs	-	5,323
Depreciation and amortization	101,468	62,732
Property charges and other	16,485	24,267
Total operating costs and expenses	712,806	688,103

Equity in income (loss) from unconsolidated affiliates	(5)	808

Operating income	27,144	91,411

Other income (expense):
Interest income	314	11,889
Interest expense, net of capitalized interest	(57,032)	(45,268)
Increase (decrease) in swap fair value	1,095	(15,212)
Gain on extinguishment of debt	10,635	-
Other	(76)	(815)
Other income (expense), net	(45,064)	(49,406)

Income (loss) before income taxes	(17,920)	42,005

(Provision) benefit for income taxes	(15,894)	4,712

Net income (loss	$(33,814)	$46,717

Basic and diluted income (loss) per common share:
Net income (loss):
Basic	$(0.30)	$0.42
Diluted	$(0.30)	$0.41
Weighted average common shares outstanding:
Basic	112,568	112,413
Diluted	112,568	113,648

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS)
TO ADJUSTED NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008

Net income (loss)	$(33,814)	$46,717
Pre-opening costs	-	5,323
Gain on extinguishment of debt	(10,635)	-
(Increase) decrease in swap fair value	(1,095)	15,212
Property charges and other	16,485	24,267
Adjustment for income taxes	(997)	(13,325)
Adjusted net income (loss) (2)	$(30,056)	$78,194

Adjusted net income (loss) per diluted share..	$(0.27)	$0.69

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS)
(amounts in thousands)
(unaudited)

	Three Months Ended March 31, 2009
	Las Vegas Operations	Macau	Corporate and Other	Total

Operating income (loss)	$(58,635)	$69,425	$16,354	$27,144

Pre-opening costs	-	-	-	-
Depreciation and amortization	77,444	22,683	1,341	101,468
Property charges and other	13,940	1,045	1,500	16,485
Corporate expense, management fees, royalties and other	8,924	20,262	(21,218)	7,968
Stock-based compensation	2,178	1,228	2,023	5,429

Adjusted Property EBITDA (1)	$43,851	$114,643	$-	$158,494

	Three Months Ended March 31, 2008
	Las Vegas Operations	Macau	Corporate and Other	Total

Operating income (loss)	$(8,592)	$80,328	$19,675	$91,411

Pre-opening costs	5,311	1	11	5,323
Depreciation and amortization	39,480	22,613	639	62,732
Property charges and other	20,513	3,648	106	24,267
Corporate expense, management fees, royalties and other	9,760	22,255	(21,333)	10,682
Stock-based compensation	1,966	550	902	3,418

Adjusted Property EBITDA (1)	$68,438	$129,395	$-	$197,833

			Three Months Ended
			March 31,
			2009	2008
Adjusted Property EBITDA (1)			$158,494	$197,833

Pre-opening costs			-	(5,323)
Depreciation and amortization			(101,468)	(62,732)
Property charges and other			(16,485)	(24,267)
Corporate expenses and other			(7,968)	(10,682)
Stock-based compensation			(5,429)	(3,418)
Interest income			314	11,889
Interest expense, net of capitalized interest			(57,032)	(45,268)
Increase (decrease) in swap fair value			1,095	(15,212)
Gain on extinguishment of debt			10,635	-
Other			(76)	(815)
(Provision) benefit for income taxes			(15,894)	4,712

Net income (loss)			$(33,814)	$46,717

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended
	March 31, 2009	March 31, 2008
Room Statistics for Las Vegas operations5:
Occupancy	89.5%	95.8%
Average Daily Rate (ADR)1	$222	$298
Revenue per available room (REVPAR)2	$199	$285

Other information for Las Vegas operations5:
Table games win per unit per day3	$4,404	$8,632
Table Win	17.7%	19.9%
Slot machine win per unit per day4	$179	$227
Average number of table games	232	135
Average number of slot machines	2,782	1,925

Room Statistics for Macau:
Occupancy	83.3%	88.5%
Average Daily Rate (ADR)1	$268	$276
Revenue per available room (REVPAR)2	$223	$244

Other information for Macau:
Table games win per unit per day3	$14,706	$16,194
Slot machine win per unit per day4	$440	$310
Average number of table games	370	382
Average number of slot machines	1,249	1,243

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.
(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.
(3) Table games win per unit per day is shown before discounts and commissions.
(4) Slot machine win per unit per day is net of participation fees and progressive accruals.
(5) Wynn Las Vegas, including Encore for 2009.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com